Free Writing Prospectus to Preliminary Pricing Supplement No. 19,963

Registration Statement Nos. 333-293641; 333-293641-01

Dated November 6, 2026; Filed pursuant to Rule 433

Morgan Stanley

SPXGN406 Jump Securities with Auto-Callable Feature due November 28, 2031

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P 500 Gold Navigator 40% VT 6% Decrement Index (USD) ER (SPXGN406)
Automatic early redemption:	Determination date:		Call threshold level:	Early redemption payment (per security):
	#1	November 26, 2027	90% of the initial level	$1,190.00
	#2	December 27, 2027		$1,205.833
	#3	January 24, 2028		$1,221.667
	#4	February 24, 2028		$1,237.50
	#5	March 24, 2028		$1,253.333
	#6	April 24, 2028		$1,269.167
	#7	May 24, 2028		$1,285.00
	#8	June 26, 2028		$1,300.833
	#9	July 24, 2028		$1,316.667
	#10	August 24, 2028		$1,332.50
	#11	September 25, 2028		$1,348.333
	#12	October 24, 2028		$1,364.167
	#13	November 24, 2028		$1,380.00
	#14	December 26, 2028		$1,395.833
	#15	January 24, 2029		$1,411.667
	#16	February 26, 2029		$1,427.50
	#17	March 26, 2029		$1,443.333
	#18	April 24, 2029		$1,459.167
	#19	May 24, 2029		$1,475.00
	#20	June 25, 2029		$1,490.833
	#21	July 24, 2029		$1,506.667
	#22	August 24, 2029		$1,522.50
	#23	September 24, 2029		$1,538.333
	#24	October 24, 2029		$1,554.167
	#25	November 26, 2029		$1,570.00
	#26	December 24, 2029		$1,585.833
	#27	January 24, 2030		$1,601.667
	#28	February 25, 2030		$1,617.50
	#29	March 25, 2030		$1,633.333
	#30	April 24, 2030		$1,649.167
	#31	May 24, 2030		$1,665.00
	#32	June 24, 2030		$1,680.833
	#33	July 24, 2030		$1,696.667
	#34	August 26, 2030		$1,712.50
	#35	September 24, 2030		$1,728.333
	#36	October 24, 2030		$1,744.167
	#37	November 25, 2030		$1,760.00
	#38	December 24, 2030		$1,775.833
	#39	January 24, 2031		$1,791.667
	#40	February 24, 2031		$1,807.50
	#41	March 24, 2031		$1,823.333
	#42	April 24, 2031		$1,839.167
	#43	May 27, 2031		$1,855.00
	#44	June 24, 2031		$1,870.833
	#45	July 24, 2031		$1,886.667

	#46	August 25, 2031	$1,902.50
	#47	September 24, 2031	$1,918.333
	#48	October 24, 2031	$1,934.167
Downside threshold level:	50% of the initial level
Pricing date:	November 24, 2026
Final determination date:	November 24, 2031
Maturity date:	November 28, 2031
CUSIP:	61781TWT6
Estimated value:	$897.10 per security, or within $47.10 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226055531/ms19963_424b2-37887.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per Security)
#1	-20%	--
#2	+30%	$1,205.833
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,205.833 per security on the related early redemption date.
Hypothetical Payment at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Security)
+100.00%	$1,950.00
+50.00%	$1,950.00
0.00%	$1,950.00
-50.00%	$1,000.00
-51.00%	$490.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal.

●The securities do not provide for the regular payment of interest.

●Payment of the contingent coupon is based on the closing level of the underlier on only the related observation date at the end of the related interest period.

●Investors will not participate in any appreciation in the value of the underlier.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oAdjustments to the underlying index could adversely affect the value of the securities.

●No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the E-mini S&P 500 futures contracts and gold futures contracts.

●The decrement of 6% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The underlying index includes a decrement feature, whereby 6% per annum is deducted daily from the level of the underlying index.

●The underlying index is subject to risks associated with the use of significant leverage.

●The underlying index may have limited aggregate exposure to both Index Components during the term of the securities.

●The realized volatility of the underlying index may differ, perhaps significantly, from the 40% target volatility.

●There is a daily weight change cap on each of the Index Components, which may adversely affect the performance of the underlying index.

●The underlying index has very limited operating history.

●As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●Higher future prices of a futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the securities.

●Suspensions or disruptions of market trading in futures markets could adversely affect the price of the securities.

●Legal and regulatory changes could adversely affect the return on and value of your securities.

●The securities are subject to risks associated with gold.

●If the Index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternate payment amount, if any, in lieu of the payment due at maturity.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.